                                       Free Writing Prospectus
                                       Filed Pursuant to Rule 433
                                       Registration Statement No. 333-108839-02

From: [underwriter][personal identifying information redacted]
Sent: Thursday, December 08, 2005 1:56 PM
To: [underwriter][personal identifying information redacted]
Cc: [underwriter][personal identifying information redacted]
Subject: pwr10 AAB analysis

Attached find a PWR10 AAB class yield table. The scenarios are as follows:

1) Extend the three loans contributing balloons in the AAB class by 24 months each
2) Default these same three loans in 3 years, 10% severity, 12 mo lag, 100%
   advancing
3) Same as #2 above except defaulting at a 40% severity.

(A base case is also provided)

These scenario descriptions and loan details are provided in the attached file.

Thanks

STATEMENT REGARDING FREE WRITING PROSPECTUS
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BEAR STEARNS COMMERCIAL MORTGAGE SECURITIES TRUST 2005-PWR10, CLASS AAB

PRICE/YIELD
      GIVEN: PRICE                               BASE CASE           SCEN 1            SCEN 2           SCEN 3

        99.66712              Yield                5.3079            5.3075            5.3088           5.3083
                              Spread                 31                31                32               31
                               WAL                  7.29              7.42              7.06             7.20
                             Mod Durn              5.891              5.969             5.736            5.825
                         Principal Window      Dec10 to Jan15    Dec10 to Jan15    Dec10 to Jan15   Dec10 to Jan15
                       Principal Writedown      0.00 (0.00%)      0.00 (0.00%)      0.00 (0.00%)     0.00 (0.00%)
                          Maturity #mos             109                109               109              109

SCENARIO 1
Extend the loans of interest 24 months each

SCENARIO 2
Default loans of interest 3 years from now, 10% severity, 12 month lag to recovery, 100% advancing

SCENARIO 3
Default loans of interest 3 years from now, 40% severity, 12 month lag to recovery, 100% advancing

                                LOANS OF INTEREST
LOAN NAME                SELLER  CUT-OFF BALANCE   GROSS COUPON   BALLOON PERIOD  LTV (CUT OFF)

Pearland Office Park      WFB      2,542,093.85       5.5700%           81            69.6%
E Bell Road               WFB      2,695,451.21       5.6000%           101           62.7%
Greenville Center        BSCMI    27,411,707.89       5.3210%           101           64.7%

                                LOANS OF INTEREST
LOAN NAME                   DSCR (NOI) DSCR (NCF) MATURITY       PROPERTY TYPE     PROPERTY SUB TYPE

Pearland Office Park           1.52       1.38    09/01/12           Office            Suburban
E Bell Road                    1.62       1.50    05/01/14           Retail           Unanchored
Greenville Center              1.66       1.56    05/01/14         Mixed Use         Retail/Office

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The issuer has filed a registration statement (including a prospectus) with the
SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free
1-866-803-9204.

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to be included in the base prospectus and the prospectus supplement.

The Information in this free writing prospectus is preliminary and is subject to completion or change.

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in any prior similar free writing prospectus relating to these securities prior to the time of your commitment to purchase.

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to buy these securities in any state where such offer, solicitation or sale is not permitted.

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